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DATA STATED IN THOUSANDS


                     VOLUNTARY SCHEDULE - CERTAIN FINANCIAL
INFORMATION



                                              SECOND  SECOND    YEAR
REGULATION           STATEMENT CAPTION         QTR.    QTR.   TO   DATE
                                               1995    1994  1995   1994

5-02 (1)            Cash and Cash Items       11381   9852  11381   9852
5-02 (2)            Marketable Securities     67924  66594  67924  66594
5-02 (3)(b)(1)      Notes Receivable         185360 165306 185360 165306
5-02 (4)            Allowance for Doubtful
                      Accounts                 2186   1879   2186   1879

5-02 (15)           Total Assets             282611 252080 282611 252080

5-02 (24)           Other Liabilities        25692  229044 256912 229044
5-02 (30)           Common Stock               729     709    729    709
5-02 (31)(a)(2)     Additional Capital Other  9520    8780   9520   8780
5-02 (31)(a)(3)(ii) Retained Earnings -
                     Unappropriated          15457   13535  15457  13535

5-03 (b)(1)(e)      Other Revenues            6317    5195  12182  10327

5-03 (b)(2)(e)      Cost of Other Revenues    2337    2233   4710   3593
5-03 (b)(8)         Interest and Amortization
                     of Debt Discount         2891    1846   5418   4448
5-03 (b)(10)        Income Before Taxes and
                      Other Items             1089    1116   2054   2286

5-03 (b)(11)        Income Tax Expense         366     364    688    707
5-03 (b)(14)        Income/Loss from Continuing
                      Operations               723     752   1366   1579

5-03 (b)(19)        Net Income or Loss         723     752   1366   1579